Exhibit 12


                     THE COCA-COLA COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                           (In millions except ratios)

                                 Nine Months
                                    Ended
                               September 30,                                  Year Ended December 31,
                                                   ----------------------------------------------------------------------------
                                    2000              1999            1998             1997            1996            1995
                                    ----              ----            ----             ----            ----            ----

Earnings:

 Income before income
  taxes and changes in
  accounting principles         $   2,922         $   3,819       $   5,198        $   6,055       $   4,596        $   4,328

 Fixed charges                        371               386             320              300             324              318

 Adjustments:
  Capitalized
   interest, net                       (9)              (18)            (17)             (17)             (7)              (9)

 Equity income or loss,
   net of dividends                    28               292              31             (108)            (89)             (25)
                                ---------         ---------       ---------        ---------       ---------        ---------

 Adjusted earnings              $   3,312         $   4,479       $   5,532        $   6,230       $   4,824        $   4,612
                                =========         =========       =========        =========       =========        =========


Fixed Charges:

 Gross interest
  incurred                      $     347         $     355       $     294        $     275       $     293        $     281

 Interest portion of
  rent expense                         24                31              26               25              31               37
                                ---------         ---------       ---------        ---------       ---------        ---------

 Total fixed charges           $      371         $     386       $     320        $     300       $     324        $     318
                               ==========         =========       =========        =========       =========        =========

 Ratios of earnings
  to fixed charges                    8.9              11.6            17.3             20.8            14.9             14.5
                               ==========         =========       =========        =========       =========        =========

[FN]
     At September 30, 2000, our Company was contingently liable for guarantees of indebtedness owed by third parties in the amount of $380 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that our Company will be required to satisfy the guarantees.



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